EXHIBIT 99.1







FOR:              AMREP Corporation
                  641 Lexington Avenue
                  New York, NY 10022

CONTACT:          Peter M. Pizza
                  Vice President and
                  Chief  Financial Officer
                  (212) 705-4700

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                       AMREP REPORTS FIRST QUARTER RESULTS
                       -----------------------------------

NEW YORK, September 14, 2004 - AMREP Corporation (NYSE:AXR) today reported net income of $4,026,000, or $0.61 per share, for its fiscal 2005 first quarter ended July 31, 2004, compared to net income of $3,531,000, or $0.54 per share, in the first quarter of the prior fiscal year. First quarter revenues were $34,233,000 this year compared to $33,617,000 last year.

Revenues from the Fulfillment Services business of our Kable News Company subsidiary were $20,469,000 in the first quarter of 2005 compared to $22,744,000 in the first quarter of 2004, while revenues from Kable's Newsstand Distribution Services business were $3,181,000 versus $3,249,000 in the same period last year. The decrease in Fulfillment Services' revenues was principally the result of customer losses in fiscal 2004 at Kable's Colorado fulfillment business which had been identified and known prior to Kable's acquisition of that business in April 2003. The revenue decreases in both business segments were substantially matched by cost and other expense reductions, and the pretax income contribution of Fulfillment Services was $1,805,000 in this year's first quarter compared to $1,936,000 in the same period last year, while Newsstand Services' pretax income contribution increased from $338,000 in last year's first quarter to $514,000 this year.

Revenues from land sales at the Company's AMREP Southwest subsidiary increased from $6,394,000 in the first quarter of 2004 to $9,682,000 in the first quarter of 2005, principally as a result of the settlement of a condemnation proceeding involving a parcel of land in Florida. An increase in residential lot sales in the Company's principal market of Rio Rancho, New Mexico was partly offset by a decrease in commercial property sales in that market. The pretax income contribution from land sale operations increased from $3,247,000 in the first quarter of 2004 to $3,910,000 for the same period of 2005. The first quarter gross profit percentage on land sales decreased from 59% in 2004 to 54% in 2005 due to the change in the mix of residential versus commercial lots sold, since residential lots generally have a lower gross profit margin than commercial lots. As previously reported, revenues and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, so that prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation's Kable News Company, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico.


                                      *****

                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights
                                   (Unaudited)

                                                 Three Months Ended July 31,
                                                 ---------------------------

                                                2004                    2003
                                                ----                    ----

     Revenues                              $  34,233,000           $  33,617,000

     Net income                            $   4,026,000           $   3,531,000

     Income per share - Basic and Diluted  $        0.61           $        0.54


     Weighted average number of
      common  shares outstanding               6,606,000               6,589,000


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